MASTER LICENSE AGREEMENT

JOYTOTO CO., LTD.,
JOYON ENTERTAINMENT CO., LTD.,

AND

JOYTOTO AMERICA, INC.

JOYTOTO CO., Ltd.
JOYON ENTERTAINMENT CO., Ltd.
JOYTOTO AMERICA, INC.

This Master License Agreement is entered as of this 18th day of April, 2007, by and between JOYTOTO CO., LTD., a KOREAN company organized and existing under the laws of the Republic of Korea, having its principal office at 3FL. Sungwoo Bldg, 717-3 SooSeo-dong, Kangnam-Gu, Seoul, 135-220 Korea ("Joytoto"), Joyon Entertainment Co., Ltd., a KOREAN company organized and existing under the laws of the Republic of Korea, having its principal office at 6FI, Rosedale Bldg., 724 SooSeo-Dong, Kangnam-Gu, Seoul, 135-744 Korea ("Joyon," and, together with Joytoto, the "Licensor") and JOYTOTO AMERICA, INC., a California corporation, having its principal office at 3000 Scott Blvd, Suite #206 Santa Clara CA 95054 (the "Licensee").

RECITALS

Whereas, the Licensor owns all rights, title, interest and intellectual property that consists of and relates to certain game titles, consisting of not less than 24 games as set forth in Schedule I attached hereto (the "Game Title Library").

Whereas, the Licensee desires to obtain an exclusive license for four of the Game Titles within the Game Title Library (the "Game Titles") for operating online game service in the United States of America (the "Territory") and the Licensor is willing to grant to the Licensee the exclusive license for such purposes on the terms and conditions set forth herein.

Whereas, the Licensee also desires to obtain a license for the remaining Game Titles within the Game Title Library (the "Remaining Game Titles"), and the Licensor is willing to grant to the Licensee the right to enter into an exclusive license for operating an online game service in the Territory with respect to each such Remaining Game Title, upon notice by the Licensee to the Licensor of the Licensee's election to exercise such right.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto hereby agree as follows:

Section 1. General Terms -

Article 1. Purpose
The following agreement is to provide and supply an exclusive license from the Licensor to the Licensee for the use, marketing, exploitation and operation of online games with respect to each of the Game Titles in the Territory. The purpose of the agreement herein is to specify responsibilities, rights, and the specific license terms and conditions for both participating parties.

Article 2. Cooperation
Licensor and the Licensee will cooperate and aid each other to mutually benefit in good faith and sincerity with regards to the Beta Service & Commercial Service of each of the Game Titles mentioned herein.

Article 3. Territory
The Territory for the servicing of the Game Titles received by the Licensee and provided by the Licensor shall be within the boundaries of the United States of America (the "Territory").

Article 4. Definitions
In this Agreement, otherwise stated elsewhere, all definitions of the terms used in this Agreement are as follows.

1. "Licensor" shall mean JOYTOTO CO., LTD. and JOYON ENTERTAINMENT CO., LTD., which together own all intellectual property and other rights of ownership to each of the Game Titles within the Game Title Library.
2. "Licensee" shall mean JOYTOTO AMERICA, INC. The Licensee acknowledges the right to service each of the Game Titles within the Territory.
3. "Game Title" shall mean each of the four online games set forth on Schedule II attached hereto, and, in the event the Licensee elects to exercise its right to acquire a license for any of the Remaining Game Titles, upon such exercise, the corresponding Remaining Game Title shall thereafter also be deemed a "Game Title" hereunder.
4. "Server Software" shall mean the program which manages the Client Software which is the platform of each Game Title.
5. "Client Software" shall mean game title programs which connects the server software and the users by creating a servicing environment.
6. "Territory" shall mean the United States of America.
7. "Service" shall mean service rended by the Licensee in providing the Game Title to the general public within the Territory including, but not limited to marketing, advertisement, free services, and pay services, where the Licensor has provided and granted the servicing rights of such Game Titles in the Territory.
8. "Localization" shall mean translation of the Game Titles into the language used in the Territory for servicing purposes, which may include adjusting some materials or contents based on consideration factors such as the culture differences of the servicing territory, and providing any technical support needed by the servicing party shall be provided.
9. "Web Page Operation" shall mean the visual operation of each web page, which includes program coding and graphic design process.
10. "User" shall mean the end-users who will connect to the Server Software through the internet to play a Game Title in the Territory and is consisted of "Free Users" and "Pay Users"
11. "Free Service" shall mean service or operation rended for test purposes before the Pay Service Date.
12. "Pay Users" shall consist of all users using the game service and paying a fee to use such services with respect to each Game Title.
13. "Users DB" shall consist of all specific user information obtained by registered users and the Log Data, the information regarding user interaction with any of the Game Titles.
14. "Open Beta Service Date" shall mean the date when a Game Title test service including advertisement will be launched to serve the general public.
15. "Pay Service Date" shall mean the date when the Pay Service is commenced to serve the general public after the Service Date of any particular Game Title within the Territory.
16. "Maintenance & Repair" shall mean general updates and patches with regards to the maintenance of each Game Title after the Service Date. The Licensor shall provide Maintenance and Repair orientation for the employees of the Licensee so that the Licensee may provide basic maintenance for each Game Title through its own staff. The training for the Maintenance & Repair shall be conducted before the Open Beta Service Date. The main responsibility for the Maintenance & Repair for the game title serviced within the Territory shall be solely with the Licensee who will be trained by the Licensor, and the Licensor shall provide problem solving support by any mode or technical support via email. The obligation of the Maintenance & Repair by the Licensor is limited to and will not exceed the boundaries of the initial contents provided by the Licensor for the Licensee.
17. "Licensed Materials" shall mean the graphic materials and introduction documents of each Game Title which are to be used for advertising and marketing of the game

title, and authorized for use by the Licensor to the Licensee.

18. "Licensed Programs" shall mean the game title and server & client software that the Licensor grants to the Licensee for servicing purposes and which the Licensee may only use for the sole purpose of servicing a Game Title.
19. "Royalty" shall mean the receivable royalty payments from the Licensee to the Licensor in order to compensate for the Maintenance & Repairs services provided by the Licensor during the agreement period.
20. "Gross Sales" shall mean the aggregate total sales generated by each Game Title which is provided by the Licensor for the Licensee, less the cost of any returns, refunds or chargebacks by end users.
21. "Net Sales" shall mean the total sales amount which billings & service fees (15% fixed rate of Gross Sales amount) are subtracted from Gross Sales.
22. "Secondary Copyright Proprietorship" shall mean all copyright ownership of each Game Title that have been modified which are derivations of the original game title provided by the Licensor to the Licensee.
27. "Trademark Rights" shall mean the rights of the Game Title for Korean, and English name and/or title including but not limited to writings.
28. "Character" shall mean the graphic avatar represented in each Game Title, if any.

- Section 2. Grant of License -

Article 5. Grant of License

The Licensor hereby grants to the Licensee an exclusive license to use each of the Game Titles, the Server software, the Client Software, and additional programs and trademarks related to each Game Title for Ten (10) Years after signing this Agreement herein, and the Licensee shall have the right to extend such License for two additional five (5) year periods upon written notice to the Licensor and payment of USD$10,000.

Article 6. Trademarks

1. The Licensee is granted by the Licensor to advertise and promote each Game Title by using the service mark, trademark, logo, slogan, characters, and any other additional implied trademarks.
2. Trademark registration of each Game Title or regarding any localized version of each Game Title and/or derivative version of each Game Title shall be registered in the Licensor's name, and the Licensee shall provide necessary help in obtaining such trademarks. If any Game Title or such derivative version of such Game Title is registered in the English language, the trademarks shall be solely owned by the Licensor. However, the Licensee may use the registered trademarks and the domain freely during the duration of the Agreement period.

Article 7. Production of Copies

1. The Licensee may not produce or reproduce copies of the Server Software, Administration manuals, master CDs, etc that are directly or indirectly related to any Game Title. The Licensee may not make any copies of the Licensor's tangible and intangible intellectual properties and/or assets.
2. If such copies of related materials are needed, the Licensee shall request such materials in writing to the Licensor, and the Licensor shall supply such materials as are reasonably required to carry out the intent of this Agreement. All related materials shall be held strictly confidential and shall not be disclosed or provided to any third party without the written consent of the Licensor.
3. If the Licensee materially and substantially breaches Article 7.1 and/or Article 7.2, the Licensee shall be responsible for any damages proximately caused to the Licensor, and the Licensor shall have the right to terminate this Agreement immediately upon written notice thereof.

4. The distribution of the Client Software for marketing purposes is allowed, however, additional materials for the use in marketing any Game Title in the Territory shall be aggressively supported by the Licensor. Moreover, such created marketing materials by the Licensee shall be sent to the Licensor for confirmation purposes.

Article 8. Grant of Reuse

The Licensee may not transfer the rights to use the trademarks to any other third party without the written consent of the Licensor.

Article 9. License Territory, License Type, License Period

The license granted by the Licensor to the Licensee is an exclusive license to use, operate and exploit any or all of the Game Titles within the Territory for a period of ten (10) years from the date of this Agreement.

- Section 3. Payment Details -

Article 10. Agreement Amount & Payment Period

The Licensee shall issue to Joytoto 30,000,000 shares of its common stock upon execution of this Agreement.

Article 11. Royalty, Payment & Billing Method

1. The Royalty Fee is compensation for the continuous support by the Licensor and is in addition to the fee set forth in Article 10. The Royalty Fee shall be twenty-five percent (25%) of the Net Sales earned by the Licensee from servicing any of the Game Titles in the Territory by charging the Pay Users. The Royalty Fee shall be paid by the Licensee to the Licensor during the entire Agreement Period as set forth below.
2. The Licensee shall pay the Royalty Fee on the last day of each month following the end of each of Licensee's fiscal quarters, for the Net Sales actually received by the Licensee during the prior quarter. The Licensee shall also provide to the Licensor by email or facsimile a calculation showing the total Net Sales for the quarter generated by each Game Title and the corresponding Royalty Fee payable with respect to each such Game Title. If any Royalty Fee is due on a national holiday or is a non-business day, then notification and the payment of the Royalty Fee shall be made on the following business day.
3. In order to fully verify the exact amount of the Royalty Fees, the Licensor shall have the right to audit the Licensee's books and records and accounts not more than two times during any twelve month period during the Agreement period.

Article 12. Compensation for Delay in Payment

1. If the Licensee fails to make payments according to the payment schedule in the amount set forth in Article 10 and 11 herein, all amounts that are thirty days or more past due shall bear interest at an annual rate of eighteen percent (18%).
2. If the delay in payment exceeds a period of sixty (60) days, this Agreement may be terminated by the Licensor with not less than ninety (90) days prior notice.

Article 13. Payment Transfer

1. All payments and wire transfers shall be made in US dollars to the designated bank account by the Licensor.

Article 14. Applicable Taxes

1. All payments made by the Licensee to the Licensor including installation and the

Royalty fees include all taxes. The Licensor shall be responsible for any charges or taxes that may be applicable to any payment from the Licensee, including but not limited to sales, use, property, license, value-added, franchise or similar taxes, customs or other import duties as well as taxes imposed on the payment to the Licensor by the Korean government based on the Licensor's net income.

2. The Licensee hereby agrees to be responsible for all costs and actions deemed necessary and required by the Licensor to obtain federal trademark and/or service mark registrations in the United States.

- Section 4. Reporting & Record Inspection -

Article 15. Reporting Responsibilities & Preservation

1. When the Licensee makes Royalty payments to the Licensor, the Licensee is required to supply finance documents stating Gross Sales calculations of each Game Title as well as service & server management details.
2. The Licensee is responsible to keep and record all Royalty payments made to the Licensor.
3. The Licensee will supply the Licensor with a User DB and Billing DB account where there is information on usage time and added costs, and all other calculations of Royalty payment for each quarter.
4. The Licensee shall notify the Licensor immediately in case there is any change in the server installment location or the number of servers.

Article 16. Inspection

1. The Licensor retains the right to conduct an audit or hold an actual inspection, if necessary regarding the Gross Sales which consists of the servicing of any Game Title in order to verify and confirm the details of the server management and financial documents provided to the Licensor by the Licensee.
2. If the results obtained by the Licensor during such inspection are confirmed by an independent auditing firm to be more than five percent (5%) higher than the calculations provided by the Licensee, then the Licensee shall reimburse the Licensor for the cost of such audit, and shall pay to the Licensor an amount equal to one hundred twenty percent (120%) of such difference immediately.

- Section 5. Delivery & Receipt of Materials –

Article 17. Method of Delivery

1. The Licensor shall install each of the Game Titles in the Territory with the assistance of the Licensee.
2. The Licensor shall install each of the Game Titles including server numbers and hardware devices in Korea and the Licensee shall move these items to the USA for service operation.

Article 18. Costs

1. The Licensor shall be responsible for the development of Localization with respect to the four initial Game Titles at the Licensor's expense. In the event the Licensee exercises its right and option to obtain the license for any of the Remaining Game Titles, upon the Licensee's request, the Licensor shall be responsible for the development of Localization with respect to each additional Remaining Game Title so licensed, and the Licensee shall pay to the Licensor an amount equal to its actual out-of-pocket cost associated therewith, not to exceed USD$10,000 per Remaining

Game Title so licensed.

2. The Licensee will pay all reasonable and necessary costs and fees if the Licensor's employees need to travel to the Licensee's region for any support.

- Section 6. Technical Support & Training -

Article 19. Maintenance & Upgrade

1. The Licensor shall provide maintenance and repair for each Game Title during the period of this Agreement.
2. The Licensor shall immediately act to maintain and repair the server software and client software with regards to the individual contracts during the duration of the contract.

Article 20. Hacking

1. The Licensee shall protect and prevent the hacking of the Game Title service provided by the Licensor in the best possible way known.
2. The Licensee shall notify the Licensor immediately in finding any such hacking incidents and specific outcomes of such hacking incidents by using Fax or electronic mail (e-mail).
3. The Licensor shall undertake the necessary technical support and updates to troubleshoot such hacking activities.
4. The Licensee shall use its reasonable efforts to monitor its systems for such hacking intrusions if and when it occurs.
5. The Licensor shall take extra care to observe the Hacking Quarantine Filtering and Patch Programs. The Licensor shall also analyze various Log Records of each Game Title to confirm that no issues would arise.
6. If there are hacking issues due to a fatal error of the game software, ways to resolve such issues shall be mutually agreed by both participating parties at a later time.

- Section 7. Rights & Responsibilities of Licensor and Licensee –

Article 21. Licensee's Rights and Responsibilities

1. The Licensee may not make copies or derivative copies of any Game Title. The Licensee may not supply tangible or intangible properties with regards to Game Titles or any intellectual property relating to Game Titles to any third party without the written consent of the Licensor. The distribution of the client software for marketing purposes is allowed, however; additional materials for the use of marketing the Game Title in the Territory shall be supported aggressively by the Licensor. Moreover, such created marketing materials by the Licensee shall be sent to the Licensor for confirmation purposes.
2. The Licensee shall decide the number of servers and its location within the Territory. The Licensee will also pay the cost and expenses for server hardware equipment, the broadband Internet service, and appropriate network equipment for the purpose of servicing in the Territory.
3. The Licensee shall bear all marketing, operation and maintainenance, management, servicing costs, and shall provide customer support via telephone or the Internet homepage. The Licensee shall manage payments received from Pay Users as well as any other revenues generated by or through the Game Titles.
4. Web page construction and additional web construction work shall be done by the Licensee.
5. The Licensee agrees to create, operate and manage a team at their offices, solely for the purpose of the success of the Game Titles, and such a team shall be created

after this Agreement is signed between the Licensee and the Licensor.

6. The Licensee shall bear all costs regarding hardware for the service of the Game Titles, as well as software solely for providing the Game Title service, but not including the Game Title software itself, which shall be the responsibility of the Licensor.

Article 22. Licensor's Rights and Responsibilities

1. The Licensor shall provide technical support for the Licensee during the duration of the contract agreement for each Game Title. Technical support shall be conducted using electronic mail (e-mail), Fax, telephone, and, if necessary, by providing onsite engineers to the Licensee (provided the Licensee pays reasonable coach class airfair for any engineers).
2. The Licensee shall have the right to enter into an exclusive license within the Territory of any of the Remaining Game Titles, under the same terms and conditions as those set forth in this Agreement (other than the Initial Fee), at any time upon written notice by the Licensee to the Licensor. In the event the Licensor develops any additional online game, the Licensee shall have the right of first refusal with respect to the exclusive use and exploitation of such new game title within the Territory. The Licensor shall negotiate in good faith with the Licensee to provide such exclusive license within the Territory to the Licensee upon reasonable market terms. Prior to the Licensor granting any license within the Territory to any online game owned or controlled by the Licensor, the Licensor shall first offer such license to the Licensee on the identical financial terms and conditions, and the Licensee shall have thirty (30) days to accept such offer, after which time, if such offer is not accepted, the Licensor shall have the right to offer such license to any third party.
3. The Licensor shall not be liable for the conduct or operations of the Licensee.
4. The Licensor is responsible for any loss or liability suffered or incurred by the Licensee arising from any defect within the Game Title software. However, the Licensor is not responsible for any losses caused by any natural disasters in the Territory and the Licensor shall not be responsible for any damages or losses caused by any criminal activity related to any of the Game Titles, including hacking or other intrusions.
5. Localization work shall be done by the Licensor including all translation of applicable documents including but not limited to in-game texts and image files. The Localization process shall be done in one language format, which is English.

- Section 8. Intellectual Property & Rights Reserved -

Article 23. Property

1. All intellectual properties related to each Game Title are owned by the Licensor, where applicable copyright laws of the Tterritory as well as copyright laws of Korea (ROK) protect these rights of the Licensor.
2. The Licensee granted by the Licensor to advertise and promote each of the Game Titles using the characters, graphics, and/or logos owned by the Licensor is limited to the extent reasonable and necessary to carry out the terms of and transactions contemplated by this Agreement; however, adjustments of such characters, graphics, and/or logos cannot be made without the written consent of the Licensor and such materials cannot be assigned or transferred.
3. All License Ownership on any derivations of any Game Title which may be included in any copyrights created during the localization procedure from the game title provided by the Licensor to the Licensee shall be owned by the Licensor.
4. The Licensee shall own the exclusive ownership of the User DB of each of the

Game Titles.

5. The Licensee is obligated to notify the Licensor immediately, if there is any dispute between the Licensee and a third party regarding the Intellectual Property Rights and Ownership of any Game Title which the Licensor agrees to provide to the Licensee in the Agreement herein. And if such arguments of ownership of rights occur, the Licensee and the Licensor shall help each other in every way to resolve such matters together.
6. The Licensor shall be responsible for any damages incurred by the Licensee when the Game Title which the Licensor provides to the Licensee conflicts with another third party's Intellectual property rights, as long as the Licensee notifies the Licensor as soon as the Licensee learns of such facts.
7. If the Licensee faces any dispute in the Territory by another third party infringing upon the related Intellectual Property to any of the Game Titles which the Licensor agrees to provide to the Licensee, then the Licensee shall assist the Licensor and provide active support as requested by the Licensor, all at Licensor's cost and expense, in order to respond appropriately to any such infringement or allegations.
8. The Licensee shall be responsible for any damages or losses created by any unauthorized disclosure of information and/or materials related to any Game Title which the Licensor has provided to the Licensee.

Article 24. Guarantee

1. The Game Titles provided by the Licensor are exactly the same titles which are serviced within Korea (ROK).
2. During the term of this Agreement, the Licensor shall be responsible for all defective materials with regards to Game Titles and/or the software.
3. The Licensor shall not be responsible for any damages incurred by the Licensee which are proximately caused by misuse of the Game Title or any related materials by the Licensee.

- Section 9. Obligation of Secrecy & Limit of Responsibilities –

Article 25. Obligation of Secrecy

1. The Licensor and the Licensee shall not use any of the direct information or collateral information obtained through this Agreement except for the purpose of this Agreement. Confidential information can only be disclosed with the written consent from the other party regarding such actions.
2. The above Article 25.1 of this Agreement shall survive the termination of this Agreement.

- Section 10. Extension & Termination of the Agreement -

Article 26. Extension of the Agreement / End & Termination of Agreement

1. At the end of the term of this Agreement, the Parties may notify the other party its intent not to renew or extend this Agreement THIRTY (30) days prior to the expiration or termination of this Agreement. If such notification of termination is not given to the other party, then the Agreement Period is automatically extended for ONE (1) additional year.
2. In the event any party to this Agreement breaches this Agreement, and fails to cure such breach within ninety (90) days after written notice of such breach is received by the breaching party, then the non-breaching party may terminate this Agreement.
3. In the event of any dissolution or filing of a bankruptcy petition by the Licensee, this Agreement shall be terminated without any notice:

Article 27. Force Majeure

1. Both parties shall be excused from each other's responsibilities of performance hereunder to the extent that performance is prevented, delayed, or obstructed by causes beyond its reasonable control. Such incidents include but are not limited to Acts of God (fire, storm, floods, earthquakes, etc.), civil disturbances, disruption of telecommunications, and power loss or other essential services (Force Majeure) which prevents the effected party from operating, managing and/or conducting its business.
2. Regarding Article 27.1 of this Agreement, if the signed agreement cannot be practiced partially or as a whole, this Agreement shall not hold, as a whole partially or as a whole, in such sections that cannot be put into practice.

Article 28. Effects of Termination of the Agreement

After the termination of this Agreement, the Licensee may not use any copyrighted materials and/or logos of the Licensor, the license granted herein shall be null and void, and the Licensee shall not use any of the technical information provided by the Licensor, and all originals and copies of the copyrighted materials shall be immediately returned to the Licensor. In addition, all financial obligations of the Licensee to the Licensor shall be due and payable immediately. Finally, all domain names and other materials relating to the copyrighted materials or the intellectual property related to the Game Titles shall be immediately transferred to Licensor.

- Section 11. Solving Disputes -

Article 29. Arbitration

All disputes, controversies or differences which may arise between the parties out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration in Korea in accordance with the Commercial Arbitration Rules of the Korean Commercial Arbitration Board and under the laws of Republic of Korea. The award rendered by the arbitrator(s) shall be final and binding upon both parties concerned. Korea in accordance with the Commercial Arbitration Rules of the Korean Commercial Arbitration Board and under the laws of Republic of Korea

Article 30. Governing Laws

The construction, validity, performance and effect of this Agreement shall be governed by the laws of the Republic of Korea.

- Section 12. Miscellaneous –

Article 31. Entire Agreement

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter contained herein. All prior negotiations, representations, agreements and understandings, oral or otherwise, are merged into this Agreement. The parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized representatives of both parties hereto.

Article 32. Modification

If either party desires to modify this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a

written amendment is duly signed by authorized representatives of both parties hereto.

Article 33. Assign of Agreement

1. Without the written consent of the Licensor, the Licensee may not wholly or partially assign any part of this Agreement.
2. This Agreement is binding on the parties hereto as well as their permitted successors and assignees.

Article 34. Free Users

The Licensee may provide free services of the Game Title for the intent of advertisement and to provide a catalyst for growth of users.

Article 35. Severability

In the event one or more of the provisions of this Agreement are found to be invalid, illegal or unenforceable by a court with jurisdiction or by a panel of arbitrators, the remaining provisions shall continue in full force and effect.

Article 36(Notice)

Both parties shall appoint the lead contact personnel on each side when signing the Agreement.

1. If any of the incidents stated below occurs, then the knowledgeable party shall notify the other party of such events in writing:

   A. The party changes its name;
   B. The party moves its main office, or opens any additional offices;
   C. The party discontinues operations or. There is a change in information regarding the account holder's name or in the account numbers itself

2. Notification and other means of notices shall be done through postal or electronic mail (e-mail), or facsimile, and shall become effective as follows:

   A. If delivery is by personal delivery, effective on the date of delivery.
   B. If sent by Fax, effective on the date of delivery, depending on the validity of the readable fax material received. (Confirmation of fax material send shall be verified by the transmitting party, where such transmit records generated by Fax machines do not represent confirmation in any such case)
   C. Postal mail, air mail, or registered mail shall be effective on the date of delivery of such mail.
   D. If sent by electronic mail (e-mail), effective on the date of email receipt.

3. If the delivery date or received date is not a working day for the receiving party, such delivery shall be deemed to have been received on the next business day which will represent the effective date of such delivery.

Article 37. Non Waiver

The waiver by either party of a breach of or default in respect of any provision of this Agreement shall not be construed as a waiver of any succeeding breach of the same or other provisions, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder operate as a waiver of any breach or default by the other party.

Article 38. Survival

The payment obligations of the Licensee to the Licensor, and the confidentiality

provisions of each party, shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

[Signature Page Follows]

[Signature Page – Master License Agreement –Joytoto America/Joyon Entertainment]

JOYON ENTERTAINMENT Co., Ltd.

6FL. Rosedale Bldg, 724 SooSeo-dong, Kangnam-Gu, Seoul, Korea 135-220

Signature: ______________

Company Representative: Cho, Seong Yong

Country: REPUBLIC OF KOREA

JOYTOTO Co., Ltd.

3FL. Sungwoo Bldg, 717-3 SooSeo-dong, Kangnam-Gu, Seoul, Korea 135-220

Signature: ______________

Company Representative: Cho, Seong-Sam

Country: REPUBLIC OF KOREA

JOYTOTO AMERICA, INC.

3000 Scott Blvd. Suite #206 Santa Clara CA 95054

Signature: ______________

Company Representative: James Lee

Country: United Sates of America

JOYON ENTERTAINMENT, INC.

3000 Scott Blvd. Suite #206 Santa Clara CA 95054

Signature: ______________

Company Representative: ARI M. KAPLAN

Country: United Sates of America